Vaughan Foods Reports Third Quarter 2008 Operating Results

MOORE, Oklahoma — November 6, 2008 — Vaughan Foods, Inc. (Nasdaq: FOOD), a regional leader in fresh-cut vegetables and fruit products, and a broad line of refrigerated prepared salads, sauces, soups, and side-dishes, announced its operating results for its third quarter ended September 30, 2008.

Sales increased 16.6 percent to $23.9 million in the quarter, compared with $20.5 million in the comparable 2007 quarter.

Gross profit decreased $1.7 million to $0.9 million, or 4.0 percent of sales, from $2.6 million, or 12.7 percent of sales a year earlier.

Vaughan incurred a net loss of $1.2 million, or $0.25 per share in the quarter, compared to net income of $96,000 or $0.02 per share in the third quarter of 2007.

Sales increased by 47.2 percent to $69.1 million during the year-to-date period in 2008, compared with $47.0 million in the year-earlier period. The acquisition of Allison’s Gourmet Kitchens LP, represented $12.3 million of the $22.2 million revenue increase in the year-to-date period.

Gross profit decreased by $0.3 million to $4.8 million, or 6.9 percent of sales in the year-to-date period, from $5.1 million, or 10.8 percent of sales, in the year-earlier period. The company incurred a net loss of $2.1 million or $0.46 per share for the 2008 year-to-date-period, compared to a net loss of $462,000, or $0.15 per share in the comparable 2007 period.

Herb Grimes, Chairman and CEO of Vaughan Foods, commented, “2008 has been anomalous for Vaughan Foods as well as many others in the food industry. Despite solid revenue growth, the unprecedented velocity of increases in commodity and transportation costs in the first three quarters of 2008, were particularly challenging to manage.

“During the first half of the year alone, our per pound raw material costs rose about 12 percent in our prepared foods business, and diesel fuel costs rose by over 40 percent. Fuel, corn, soybean oil, wheat and dairy products are all significant components of our costs.

Although we have adjusted our pricing, they lag these unprecedented rising costs, and we have been unable to keep up with the pace of increases. Although costs have moderated recently, it will be a period of time before we can fully recover from the impact to our financial condition caused by wildly increasing costs this year. “

Selling, general and administrative expenses amounted to $2.6 million in the third quarter of 2008, compared with $2.2 million in the 2007 quarter, and $7.5 million in the year-to-date period of 2008, compared with $4.0 million in the comparable 2007 period. As a percentage of sales, selling general and administrative expenses were 10.8 percent and 10.6 percent of revenues in the third quarter of 2008 and 2007, respectively, and 10.8 percent and 8.5 percent of revenues in the year-to-date periods of 2008 and 2007, respectively.

The selling, general and administrative expenses increased over 2007, primarily due to certain personnel additions which strengthened our operations and management teams, plus the ongoing expenses associated with operating as a public company.

Cash provided by operating activities was $372,000 in the year-to-date period of 2008. The Company currently has a line of credit for $1.0 million with short-term borrowings of $900,000 outstanding at September 30, 2008.

During the third quarter the company reorganized certain administrative components of its business and rationalized a considerable amount of fixed costs.

“We’ve had a good sales year, and we have continued to increase the penetration of our existing customer base, as planned,” concluded Mr. Grimes. “We are especially pleased with our revenue results, which have exceeded our expectations. This is a positive sign that our customers perceive genuine value in a relationship with Vaughan Foods. With the heightened awareness of food safety on the part of the consumer, we are proud to be an industry leader in this area, and have and continue to initiate specific safety programs.”

The operating losses experienced in the first and second quarters of 2008 caused the Company to be in violation of the financial covenant in its revolving loan agreement as of June 30, 2008. The Company obtained a waiver of non-compliance with that agreement from its lender and the availability under the facility was tied to certain benchmarks of performance. The Company’s availability is limited to $1.0 million through December 31, 2008, and was to be increased thereafter upon the Company’s compliance with additional benchmarks. The revolving loan agreement is secured by $9.7 million in collateral, represented by accounts receivable and inventory as of September 30, 2008.

Due to the operating results in the third quarter, the Company has not met the agreed-upon benchmarks of performance. Accordingly, the Company has informed its lender that it will seek other financing sources to replace the existing revolving loan agreement.

As of September 30, 2008, the Company’s current liabilities exceed its current assets, resulting in negative working capital.

The Company has engaged a merchant banking and advisory firm to assist it in exploring strategic alternatives, which could include replacing the revolving facility with an asset based facility, or undertaking a partial or entire re-financing of its balance sheet, which could include components of debt and additional equity capital. However, due to adverse conditions generally in the United States and world credit and capital markets, any refinancing of the entire balance sheet could be deferred until market conditions become more favorable. Although management believes that it will have several financing alternatives in the near term, of course there can be no guarantees that the Company will be able to obtain the necessary short-term debt financing on acceptable terms or on any terms. If the Company is unable to obtain the necessary short term debt financing, it will take other actions, which could include, among other things, selling additional equity capital, which could be dilutive to existing stockholders, selling or factoring accounts receivable, or certain other actions to maintain the proper amount of liquidity in the business. However, based on its discussions with its merchant banking firm and other advisors, management is confident in its ability to provide adequate liquidity and capital resources for the business without immediately raising additional equity capital or selling assets.

Conference Call Information

Vaughan management will host an investor conference call on Friday, November 7, 2008 at 10:00 a.m. ET to discuss these results.

Interested parties should call 866-290-0920 (domestic) or 913-312-1465 (international) at least 5 minutes before the scheduled start time (no passcode required). You may also access this call via the Internet at:

http://www.vaughanfoods.com

For those who are unavailable to listen to the live broadcast, a replay will be available through December 6, 2008 and can be accessed by dialing 888-203-1112 (domestic), and 719-457-0820 (international). The pass code is 7277004.

About Vaughan Foods, Inc.

Vaughan Foods and its subsidiaries prepare refrigerated salads, soups and sauces, as well as fresh-cut produce (salad and salad mixes), which it distributes to its customers in the Midwest, Southeast, Northeast and Southwest United States. Among its customers are restaurants, grocery store delis and food service businesses.

Forward-Looking Statement

Statements contained in this press release that state the intentions, plans, beliefs, anticipations, expectations or predictions of the future of Vaughan Foods, Inc. and its management, including changes in pricing, demand and market conditions for its products and profitability, are forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the food industry generally, including fluctuations in the commodity prices of ingredients, conditions affecting our ability to conduct our operations and/or demand for our products; contamination of our products, which can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of our cash resources; changes in laws or regulations affecting our operations or the application thereof; new immigration legislation that cause our costs of doing business to increase, cause us to change the way in which we do business, or otherwise disrupt our operations; competitive factors and pricing pressures or the loss of one or more of our largest customers; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Vaughan Foods, Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Investor Contact:
Cameron Associates
Paul Henning, 212.554.5462
paul@cameronassoc.com

Vaughan Foods, Inc.
Consolidated Statements of Operations
For the three and nine month periods ended September 30, 2008 and 2007
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales	$23,874	$20,474	$69,128	$46,953
Cost of sales	22,929	17,877	64,339	41,882
Gross profit	945	2,597	4,789	5,071

Selling, general and administrative	2,573	2,174	7,475	3,977
Operating income	(1,628)	423	(2,686)	1,094

Interest expense	(200)	(330)	(604)	(1,727)
Other income, net	(88)	64	(41)	287
Income (loss) before income taxes	(1,916)	157	(3,331)	(346)
Income tax expense (benefit)	(758)	61	(1,208)	116
Net income (loss)	$(1,158)	$96	$(2,123)	$(462)
Weighted average shares outstanding
(basic and diluted)	4,623,077	4,623,077	4,623,077	3,074,359
Net income (loss) per share
(basic and diluted)	$(0.25)	$0.02	$(0.46	$(0.15)

Vaughan Foods, Inc.
Consolidated Balance Sheets
As of September 30, 2008 and December 31, 2007
(dollars in thousands)

Assets	2008	2007
Current assets:
Cash and cash equivalents	$90	$2,698
Accounts receivable, net of allowance for credit losses of
$158 at September 30, 2008 and $174 at December 31, 2007	6,141	5,981
Inventories	3,576	2,846
Prepaid expenses and other assets	129	119
Deferred tax assets	60	40
Total current assets	9,996	11,684

Restricted assets:
Investments	919	709
Total restricted assets	919	709

Property and equipment, net	17,146	16,569

Other assets:
Loan origination fees, net of amortization	352	377
Intangible assets	187	715
Deferred tax assets, noncurrent	1,582	393
Total assets	$30,182	$30,447

Liabilities and Stockholders’ Equity
Current liabilities:
Line of credit	$900	$-
Accounts payable	7,821	4,941
Short-term borrowings	-	1,000
Note payable to former owners of Allison’s Gourmet Kitchens, LP	803	1,000
Accrued liabilities	2,216	1,889
Current portion of long-term debt	1,070	865
Current portion of capital lease obligation	200	189
Amounts payable to former owners of Wild About Food	-	222
Total current liabilities	13,010	10,106

Long term liabilities:
Long-term debt, net of current portion	8,492	9,146
Capital lease obligation, net of current portion	147	297
Deferred gain on sale of assets	88	-
Amounts payable to former owners of Wild About Food,
net of current portion	-	250
Total long-term liabilities	8,727	9,693

Total stockholders’ equity	8,445	10,648

Total liabilities and stockholders’ equity	$30,182	$30,447

Vaughan Foods, Inc.
Consolidated Statements of Cash Flows
For the nine month periods ended September 30, 2008 and 2007
(dollars in thousands)

	2008	2007
Cash flows from operating activities:
Net (loss)	$(2,123)	$(462)
Adjustments to reconcile net (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	1,321	1,659
Provision for credit losses	(52)	-

(Gain) loss on sale of asset	76	21
Deferred income taxes	(1,208)	116
Changes in operating assets and liabilities:
Accounts receivable	(110)	(898)
Accounts receivable - related party	-	181
Inventories	(730)	(25)
Prepaid expenses and other assets	(9)	7
Accounts payable	2,880	(1,333)
Accounts payable, related party	-	(424)
Accrued liabilities	327	407
Net cash provided by operating activities	372	(751)

Cash flows from investing activities:
Purchases of property and equipment	(2,451)	(1,510)
Investments in restricted assets	(211)	(419)
Proceeds from sale of assets	698	19
Cash paid for acquisition of Allisons Gourmet Kitchens, net of
Cash acquired	-	(1,278)
Deconsolidation of variable interest entity	(80)	-
Net cash (used by) investing activities	(2,044)	(3,188)

Cash flows from financing activities:
Payments of loan origination fees	(5)	-
Proceeds from initial public offering	-	11,594
Proceeds from line of credit	900	900
Repayments on line of credit	-	(3,548)
Repayment of long-term debt and capital leases	(588)	(540)
Repayments of notes payable to former owners of
Allison’s Gourmet Kitchens, LP	(198)	-
Increase in amounts payable to former owners
of Wild About Food	-	(7)
Cash paid to former owners of Wild About Food	(45)	(118)
Repayments of short-term borrowings	(1,000)	(2,000)
Net cash (used by) financing activities	(936)	6,281

Net increase (decrease) in cash and cash equivalents	(2,608)	2,342
Cash and cash equivalents at beginning of period	2,698	868
Cash and cash equivalents at end of period	$90	$3,210